Hologic Announces Second Quarter Fiscal 2011 Operating Results

Revenues and Operating Performance Exceed Guidance

BEDFORD, Mass., May 2, 2011 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the second fiscal quarter ended March 26, 2011.

Highlights of the quarter include:

  Revenues of $438.7 million.
  Net income was $82.4 million, or $0.31 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income was $78.9 million, or $0.30 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $146.2 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  Approval by the U.S. Food and Drug Administration (FDA) on February 11, 2011 of our Dimensions three-dimensional (3D) digital breast tomosynthesis system.
  Acquisition of Interlace Medical, Inc. on January 6, 2011, the developer, manufacturer and supplier of the MyoSure hysteroscopic uterine fibroid tissue removal system.
  Signing of two definitive agreements on January 14, 2011 and February 22, 2011 to acquire a medical equipment manufacturer and an international distributor of medical products, respectively. The closings of the acquisitions are subject to regulatory approvals and other conditions.

Second quarter fiscal 2011 revenues totaled $438.7 million, an increase of 4.9% compared to revenues of $418.1 million in the second quarter of fiscal 2010. The increase was primarily attributable to: (i) growth in Breast Health revenues of $16.4 million, or 8.7%, driven by a $12.7 million, or 22.6%, increase in service revenue primarily related to our increased installed base of digital mammography systems; (ii) an increase in GYN Surgical revenues of $4.4 million, or 6.5%, primarily related to growth in sales of our Adiana permanent contraception system (Adiana); and (iii) an increase in Skeletal Health revenues of $1.5 million, or 7.1%, primarily due to an increase in bone densitometry sales. Slightly offsetting these increases was a decrease in Diagnostics revenues of $1.7 million, or 1.2%, primarily due to a decline in ThinPrep revenues that was partially offset by an increase in revenues from our Cervista HPV tests.

For the second quarter of fiscal 2011, Hologic reported net income of $82.4 million, or $0.31 per diluted share, compared with net income of $20.6 million, or $0.08 per diluted share, in the second quarter of fiscal 2010. The Company's non-GAAP adjusted net income increased 3.8% to $78.9 million, or $0.30 per diluted share, in the second quarter of fiscal 2011 compared to $76.0 million, or $0.29 per diluted share, for the same period in the prior year. The Company's fiscal 2011 and 2010 second quarter non-GAAP adjusted net income primarily excludes: (i) a charge of $59.0 million and $57.1 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $17.8 million and $18.1 million, respectively, related to the Company's Convertible Notes. The Company's fiscal 2011 second quarter non-GAAP adjusted net income also excludes: (i) an $84.5 million net gain, included as a credit within operating expenses, related to our agreement to sell the rights of the Makena (formerly Gestiva) assets to KV Pharmaceutical Company upon FDA approval; (ii) a $5.3 million credit to operating expenses attributable to the net adjustment to record contingent consideration at fair value relating to the Sentinelle Medical, Inc. (Sentinelle) and Interlace Medical, Inc. (Interlace) acquisitions; and (iii) $3.7 million of acquisition-related costs and charges. The Company's fiscal 2010 second quarter non-GAAP adjusted net income also primarily excludes a charge of $12.5 million related to a legal settlement.

For the six months ended March 26, 2011, revenues totaled $871.2 million, an increase of 4.9% compared to revenues of $830.6 million in the six months ended March 27, 2010. The increase was primarily attributable to: (i) growth in Breast Health revenues of $32.7 million, or 8.9%, driven by a $25.4 million, or 23.4%, increase in service revenue primarily related to our increased installed base of digital mammography systems; (ii) an increase in GYN Surgical revenues of $8.6 million, or 6.2%, primarily related to growth in sales of the Adiana system; and (iii) an increase in Skeletal Health revenues of $2.4 million, or 5.7%, due to an increase in bone densitometry sales. Slightly offsetting these increases was a decrease in Diagnostics revenues of $3.0 million, or 1.1%, reflecting a decrease in ThinPrep revenues that was partially offset by an increase in revenues from our Cervista HPV tests.

For the six months ended March 26, 2011, Hologic reported net income of $93.4 million, or $0.35 per diluted share, compared with net income of $46.7 million, or $0.18 per diluted share, in the six months ended March 27, 2010. The Company's non-GAAP adjusted net income increased 5.5% to $158.7 million, or $0.60 per diluted share, in the six months ended March 26, 2011 compared to $150.5 million, or $0.58 per diluted share, for the same period in the prior year. The Company's non-GAAP adjusted net income for the first six months of fiscal 2011 and 2010 primarily excludes: (i) a charge of $115.6 million and $114.2 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $36.2 million and $35.9 million, respectively, related to the Company's Convertible Notes. The Company's non-GAAP adjusted net income for the first six months of fiscal 2011 also primarily excludes: (i) an $84.5 million net gain on the sale of intellectual property; (ii) a $29.9 million non-cash loss on the exchange of Convertible Notes in the first quarter; (iii) a $4.2 million credit to operating expenses attributable to the net adjustment to record contingent consideration at fair value relating to the Sentinelle and Interlace acquisitions; and (iv) $5.7 million of acquisition-related costs and charges. The Company's non-GAAP adjusted net income for the first six months of fiscal 2010 also primarily excludes a charge of $12.5 million related to a legal settlement.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

As of March 26, 2011, total backlog for all products was $283.4 million.

"We had a strong quarter, resulting in a solid first half of fiscal 2011," said Rob Cascella, President and Chief Executive Officer. "Once again, revenues and operating performance exceeded our guidance. We pioneered the next-generation of digital mammography with the recent FDA approval of our Dimensions 3D system, the first 3D mammography system to receive approval. We are very excited to be able to offer women this ground-breaking imaging technology and we continue to gain very nice traction in sales of both our 2D and 3D Dimensions systems. In addition, we reported a record quarter in our breast biopsy business. Lastly, we are thrilled to have closed on our acquisition of Interlace Medical, adding MyoSure to our strong portfolio of GYN Surgical products."

Second quarter fiscal 2011 revenue overview by segment:

  Breast Health revenues, which include the Company's mammography, Computer-Aided Detection (CAD), breast biopsy, Magnetic Resonance Imaging (MRI) breast coil, MammoSite and AEG products, increased to $205.9 million for the second quarter compared to $189.5 million for the same period in fiscal 2010, an increase of 8.7%, primarily due to the increases in revenues from: (i) service related to our increased installed base of digital mammography systems; (ii) our breast biopsy business led by Eviva sales; and (iii) the inclusion of Sentinelle, which we acquired in August 2010.

  Diagnostic revenues, which include the Company's ThinPrep products, Rapid Fetal Fibronectin test, Cervista HPV tests, and other Molecular Diagnostics products, totaled $138.2 million for the second quarter compared to $140.0 million for the same period of fiscal 2010, a slight decrease of 1.2%. Our Cervista HPV tests showed a solid increase, however we continued to experience a year-over-year reduction in ThinPrep volume. We believe the lower ThinPrep volume when compared to the second quarter of the prior year primarily reflected the continued decline in year-over-year patient visits.

  GYN Surgical revenues, which include the Company's NovaSure endometrial ablation system (NovaSure), Adiana system, and MyoSure hysteroscopic tissue removal system (MyoSure), totaled $71.5 million for the second quarter compared to $67.1 million for the same period of fiscal 2010, an increase of 6.5%. This increase was primarily due to growth in sales of Adiana systems and, to a lesser extent, the inclusion of MyoSure revenues from the date of acquisition (January 6, 2011).

  Skeletal Health revenues, which substantially include the Company's osteoporosis assessment and mini C-arm product lines, totaled $23.1 million for the second quarter compared to $21.5 million for the same period of fiscal 2010, an increase of 7.1%. This increase was primarily the result of an increase in bone densitometry unit sales.

FDA Approval Received for First 3D Digital Mammography System:

On February 11, 2011, the Company received approval from the FDA for its Dimensions 3D digital breast tomosynthesis system. Our Dimensions 3D system is a new method for breast cancer screening and diagnosis that was determined by the FDA to be superior to two-dimensional digital mammography for both screening and diagnostics. The combination of measurable improvements in accuracy and detection, and improved sensitivity, makes the Dimensions 3D system a superior system versus conventional digital mammography systems. The Company began to sell its Dimensions 3D system in the United States immediately following FDA approval. The Company already had been selling Dimensions 3D outside of the United States in regions such as Canada, Europe, Latin America and Asia.

Acquisition of Interlace Medical, Inc.:

On January 6, 2011, the Company acquired Interlace, the developer, manufacturer and supplier of the MyoSure system, headquartered in Framingham, Massachusetts. The MyoSure system is a new and innovative treatment that is designed to provide incision-less, fast and safe removal of intracavitary fibroids and polyps and effective relief of the associated abnormal uterine bleeding symptoms. The MyoSure system provides a treatment option for women seeking to preserve uterine form and function. The purchase price for the transaction was $126.8 million, plus two annual contingent payments. The contingent payments are payable in cash and calculated based upon a multiple of the incremental revenue growth.

Definitive Agreements to Acquire a Manufacturer and an International Distributor:

On January 14, 2011, the Company signed a definitive agreement to acquire a medical equipment manufacturer for an aggregate amount of up to approximately $16 million comprised of an up-front payment and future payments primarily based on continuing employment of the principal shareholders. In addition, on February 22, 2011, Hologic entered into a definitive agreement to acquire an international distributor of medical products for a purchase price of $135 million (subject to adjustment) plus two annual contingent payments with a maximum payout of up to an additional $165 million (subject to adjustment). The contingent payments will be payable in cash based on a multiple of the incremental revenue growth. The closings of the acquisitions are subject to regulatory approvals and other conditions. The Company cannot assure that the closings will take place on a timely basis, if at all.

Financial Guidance:

The Company's guidance reflects its current core products, including revenues from its recently-approved Dimensions 3D mammography system and its recently acquired businesses, but does not reflect any future revenue or earnings from any anticipated acquisition.

Third Quarter Fiscal 2011 (Quarter ending June 25, 2011):

  The Company expects third quarter fiscal 2011 revenues of $443 to $448 million. This primarily reflects an increase in revenues in the GYN Surgical and Breast Health segments. Year-over-year, this represents an expected increase in revenues of 5% - 6% over the third quarter of fiscal 2010 revenues of $420.7 million.

  The Company expects non-GAAP adjusted EPS to be approximately $0.31 - $0.32.

Fiscal 2011 (Year ending September 24, 2011):

  The Company is increasing guidance for fiscal 2011 revenues to a range of $1.76 billion to $1.77 billion, reflecting the current level of capital equipment market stabilization, the contributions from the recently-approved Dimensions 3D mammography system, and the outlook for increased GYN Surgical revenues.

  The Company expects non-GAAP adjusted EPS to be approximately $1.24 to $1.26.

Estimates of certain non-GAAP adjustments that the Company anticipates will be reflected in its non-GAAP fiscal 2011 third quarter and fiscal 2011 year financial performance are included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2011 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the ongoing implementation of healthcare reform legislation, including associated tax provisions, as well as foreign currency fluctuations, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, May 2, 2011, at 5:00 p.m. (Eastern) to discuss second quarter fiscal 2011 operating results. Interested participants may listen to the call by dialing 877-879-6209 or 719-325-4892 for international callers and referencing code 8718837 approximately 15 minutes prior to the call on May 2. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, May 20, 2011, at 888-203-1112 or 719-457-0820 for international callers, access code 8718837. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company's website at www.hologic.com/investor-overview. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, May 2, 2011, on the investor relations page of the Company's website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Dimensions, Interlace, MammoSite, MyoSure, NovaSure, Rapid fFN, Selenia, Sentinelle, and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; the Company's backlog and any implication that the Company's backlog may be indicative of future sales; the Company's anticipated opportunities from its recent acquisitions of Sentinelle and Interlace; the Company's pending acquisitions; financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company's backlog consists of orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company's revenues for any future period.

Risks and uncertainties that may affect the Company's ability to consummate its pending acquisitions on a timely basis, if at all, include, among others: the parties may be unable to obtain the requisite regulatory approvals, or other conditions to closing may not be satisfied or waived.

Other risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties regarding the availability or amount of reimbursement for new products or product enhancements; uncertainties regarding the recently enacted healthcare reform legislation, including associated tax provisions; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; the Company's ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet financial covenants under the Company's financing arrangements and leases; and the Company's ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 26, 2011	September 25, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 572,918	$ 515,625
Restricted cash	550	942
Accounts receivable, net	285,917	283,103
Inventories	217,227	192,482
Deferred income tax assets	41,640	72,808
Prepaid expenses and other current assets	40,669	33,921
Total current assets	1,158,921	1,098,881

Property and equipment, net	246,681	251,698
Intangible assets, net	2,162,787	2,118,948
Goodwill	2,215,417	2,108,847
Other assets	52,437	47,460
	$ 5,836,243	$ 5,625,834

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 60,720	$ 57,480
Accrued expenses	216,075	183,054
Deferred revenue	129,296	120,516
Notes payable	689	1,362
Deferred gain	-	79,500
Total current liabilities	406,780	441,912

Convertible notes (principal of $1,725,000)	1,451,882	1,447,053
Deferred income tax liabilities	998,647	955,611
Deferred service obligations- long term	10,290	10,011
Other long-term liabilities	113,208	72,698
Total long-term liabilities	2,574,027	2,485,373

STOCKHOLDERS' EQUITY:
Common stock	2,616	2,595
Capital in excess of par value	5,279,222	5,224,399
Accumulated deficit	(2,433,685)	(2,527,070)
Accumulated other comprehensive income	8,801	143
Treasury stock, at cost	(1,518)	(1,518)
Total stockholders' equity	2,855,436	2,698,549
	$ 5,836,243	$ 5,625,834

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 26, 2011	March 27, 2010

REVENUES
Product sales	$ 360,952	$ 353,119
Service and other revenues	77,699	64,993
	438,651	418,112

COSTS AND EXPENSES (1):
Cost of product sales	131,976	119,152
Cost of product sales – amortization of intangible assets	44,489	43,526
Cost of service and other revenues	41,778	41,795
Research and development	30,333	26,740
Selling and marketing	71,049	61,461
General and administrative	38,859	37,251
Amortization of intangible assets	14,552	13,577
Contingent consideration fair value adjustments	(5,271)	-
Gain on sale of intellectual property, net	(84,502)	-
Litigation settlement charge	-	12,500
Restructuring and divestiture charges	-	209
	283,263	356,211

Income from operations	155,388	61,901
Interest expense	(28,185)	(32,321)
Other income, net	1,624	1,178

Income before provision for income taxes	128,827	30,758
Provision for income taxes	46,382	10,140

Net income	$ 82,445	$ 20,618

Net income per share:
Basic	$ 0.32	$ 0.08
Diluted	$ 0.31	$ 0.08

Weighted average number of shares outstanding:
Basic	260,825	258,653
Diluted	264,030	261,478

(1) Stock-based compensation included in costs and expenses during the three months ended March 26, 2011 was $1,138 for cost of revenues, $1,316 for research and development, $1,489 for selling and marketing and $4,825 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended March 27, 2010 was $1,003 for cost of revenues, $955 for research and development, $1,107 for selling and marketing and $5,389 for general and administrative.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Six Months Ended
	March 26, 2011	March 27, 2010

REVENUES
Product sales	$ 719,555	$ 704,529
Service and other revenues	151,667	126,031
	871,222	830,560

COSTS AND EXPENSES (1):
Cost of product sales	257,001	233,903
Cost of product sales – amortization of intangible assets	86,601	87,046
Cost of service and other revenues	82,478	79,527
Research and development	58,890	51,360
Selling and marketing	138,960	126,058
General and administrative	79,363	78,444
Amortization of intangible assets	29,048	27,156
Contingent consideration fair value adjustments	(4,175)	-
Gain on sale of intellectual property, net	(84,502)	-
Litigation settlement charge	450	12,500
Restructuring and divestiture charges	-	696
	644,114	696,690

Income from operations	227,108	133,870
Interest expense	(57,094)	(64,125)
Other income, net	1,233	2,106
Loss on extinguishment of debt	(29,891)	-

Income before provision for income taxes	141,356	71,851
Provision for income taxes	47,971	25,138

Net income	$ 93,385	$ 46,713

Net income per share:
Basic	$ 0.36	$ 0.18
Diluted	$ 0.35	$ 0.18

Weighted average number of shares outstanding:
Basic	260,224	258,339
Diluted	263,588	261,141

(1) Stock-based compensation included in costs and expenses during the six months ended March 26, 2011 was $2,541 for cost of revenues, $2,552 for research and development, $3,144 for selling and marketing and $11,229 for general and administrative. Stock-based compensation included in costs and expenses during the six months ended March 27, 2010 was $2,032 for cost of revenues, $1,922 for research and development, $2,494 for selling and marketing and $10,127 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended March 26, 2011		Three Months Ended March 27, 2010

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.31		$ 0.08
Adjustments to net income (as detailed below)	(0.01)		0.21
Non-GAAP adjusted earnings per share- Diluted	$ 0.30	(1)	$ 0.29	(1)

NET INCOME
GAAP net income	$ 82,445		$ 20,618
Adjustments:
Amortization of intangible assets	59,041		57,103
Non-cash interest expense relating to convertible notes	17,750		18,109
Gain on sale of intellectual property, net	(84,502)		-
Acquisition-related costs	1,690		-
Fair value write-up of acquired inventory sold	1,961		-
Contingent consideration fair value adjustments	(5,271)		-
Litigation settlement charges	-		12,500
Restructuring and divestiture charges	-		209
Income tax effect of reconciling items	5,753	(2)	(32,584)	(3)
Non-GAAP adjusted net income	$ 78,867		$ 75,955

EBITDA
Non-GAAP adjusted net income	$ 78,867		$ 75,955
Interest expense, net, not adjusted above	9,975		13,811
Provision for income taxes	40,629		42,724
Depreciation expense	16,694		16,695
Adjusted EBITDA	$ 146,165		$ 149,185

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 264,030 and 261,478 weighted average diluted shares outstanding for the three months ended March 26, 2011 and March 27, 2010, respectively.

(2) To reflect an estimated annual effective tax rate of 34% on a non-GAAP basis.
(3) To reflect an estimated annual effective tax rate of 36% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Six Months Ended March 26, 2011		Six Months Ended March 27, 2010

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.35		$ 0.18
Adjustments to net income (as detailed below)	0.25		0.40
Non-GAAP adjusted earnings per share- Diluted	$ 0.60	(1)	$ 0.58	(1)

NET INCOME
GAAP net income	$ 93,385		$ 46,713
Adjustments:
Amortization of intangible assets	115,649		114,202
Non-cash interest expense relating to convertible notes	36,209		35,919
Non-cash loss on convertible notes exchange	29,891		-
Gain on sale of intellectual property, net	(84,502)		-
Acquisition-related costs	2,352		-
Fair value write-up of acquired inventory sold	3,298		-
Contingent consideration fair value adjustments	(4,175)		-
Litigation settlement charges	450		12,500
Restructuring and divestiture charges	-		696
Income tax effect of reconciling items	(33,809)	(2)	(59,522)	(3)
Non-GAAP adjusted net income	$ 158,748		$ 150,508

EBITDA
Non-GAAP adjusted net income	$ 158,748		$ 150,508
Interest expense, net, not adjusted above	20,018		27,620
Provision for income taxes	81,780		84,660
Depreciation expense	33,556		33,587
Adjusted EBITDA	$ 294,102		$ 296,375

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 263,588 and 261,141 weighted average diluted shares outstanding for the six months ended March 26, 2011 and March 27, 2010, respectively.

(2) To reflect an estimated annual effective tax rate of 34% on a non-GAAP basis.
(3) To reflect an estimated annual effective tax rate of 36% on a non-GAAP basis.

Non-GAAP Financial Guidance:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile our non-GAAP adjusted EPS guidance to the most comparable GAAP measure. The Company's estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes.

	Three Months Ended				Twelve Months Ended
	June 25, 2011		Shares		September 24, 2011		Shares

(In thousands)
Certain Anticipated Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	$ 44,800				$ 176,200
Amortization of intangible assets	14,600				58,200
Non-cash interest expense relating to convertible notes	18,200				72,900
Non-cash loss on convertible notes exchange	-				29,891
Gain on sale of intellectual property, net	-				(84,502)
Acquisition-related costs	1,200				3,552
Fair value write-up of acquired inventory sold	-				3,298
Contingent consideration fair value adjustments	4,062				4,050
Litigation settlement charges	-				450
Income tax effect of reconciling items	(28,200)	(1)			(89,800)	(1)
Total Anticipated Non-GAAP Adjustments	$ 54,662				$ 174,239
Diluted Weighted Average Shares Outstanding			264,500	(2)			264,500	(2)

Explanatory Notes:

(1) To reflect an estimated annual effective tax rate of 34% for the third quarter and full year of fiscal 2011 on a non-GAAP basis.

(2) To reflect estimated diluted weighted average shares outstanding of 264,500 for the third quarter and full year of fiscal 2011.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets, other acquisition-related charges, such as change in contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, non-cash loss on exchange of convertible notes, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company's acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company's accounting for convertible debt instruments with cash settlement features; (iii) loss on exchange of convertible notes; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs and charges; and (vi) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net income: (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP adjusted EPS are useful to investors in comparing the results of operations in fiscal 2011 to the comparable period in fiscal 2010 by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.